Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Formation
BigBear.ai Intermediate Holdings, LLC	Delaware
BigBear.ai, LLC	Delaware
BigBear.ai Federal, LLC	Maryland
ProModel, LLC	Pennsylvania